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                                  EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We have issued our reports dated March 12, 1999, except for Note N as to which date is March 23, 1999, accompanying the consolidated financial statements and schedule included in the annual report of DSP Technology Inc. and subsidiaries on Form 10-K for the year ended January 31, 1999. We hereby consent to the incorporation by reference of said reports in the Registration Statements of DSP Technology Inc. and subsidiaries on Forms S- 8, (File No. 33-6994, effective July 13, 1990, File No. 33-43163 and File No. 33-43164, effective October 4, 1991, and File No. 33-85554, File No. 33- 85540, effective October 24, 1994, File No. 33-26493, effective May 5, 1997, and File No. 33-70389, effective January 11, 1999.


/s/ GRANT THORNTON LLP

GRANT THORNTON LLP

San Jose, California
April 27, 1999




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